EXHIBIT 21.1

SUBSIDIARIES OF XTO ENERGY INC.

JURISDICTION OF INCORPORATION
Barnett Gathering, LP	Texas
Cross Timbers Energy Services, Inc.	Texas
Fayetteville Gathering Company	Arkansas
HHE Energy Company	Delaware
HPC Acquisition Corporation	Delaware
HPT, Inc.	Delaware
Mountain Gathering, LLC	Delaware
Nesson Gathering System, LLC	Delaware
Ringwood Gathering Company	Delaware
Timberland Gathering & Processing Company, Inc.	Texas
Trend Gathering & Treating, LP	Texas
WTW Properties, Inc.	Texas
XH, LLC	Delaware
XTO Netherlands, Ltd.	Delaware
XTO Offshore Inc.	Delaware
XTO Resources I GP, LLC	Delaware
XTO Resources I LP, LLC	Delaware
XTO UK, Ltd.	United Kingdom